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                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

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
/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
/ /  Definitive Proxy Statement
/X/  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
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                         Bay Meadows Operating Company
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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     (4)  Date Filed:

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                                      LOGO

August 20, 1996

Dear Fellow Stockholders:

On Tuesday, August 13, 1996, California Jockey Club filed suit in U.S. district court against, among others, Bay Meadows Operating Company, our Chairman John Harris and our President Jack Liebau. We believe this suit to be meritless and are responding accordingly.

One allegation in the suit is that Bay Meadows Operating Company is seeking through the Special Meeting proxy materials "to influence the giving or revocation of proxies with respect to the election of directors of CJC at the annual meeting of stockholders of CJC." To our minds, that allegation is patently false. The Special Meeting proxy materials clearly do not say who should or should not be elected to the Cal Jockey Board. Rather, the issue presented by the Special Meeting proxy materials is whether on-site or contiguous stabling or, alternatively, off-site stabling should be pursued. That is the critical issue for you, our stockholders, and is an issue that must be decided now because of the very real prospect that our existing stalls could be torn down as early as Spring 1997.

The on-site versus off-site stabling issue arises because of the sales of the stable area and the training track area. But the sales are NOT, and never have been, the issue for the Special Meeting. What to do as a result of the sales IS the issue. As the excerpt from our April 1996 Annual Report quoted in the August 13 letter to you said, "until definitive plans for alternative stabling and training arrangements are finalized, the magnitude of the effects [of the sales] on Bay Meadows' operations cannot be determined."

Simply put, the issue at our Special Meeting is on-site versus off-site stabling. That is now what we are asking you, our stockholders, to express your views on. And, for the reasons set forth in the Special Meeting proxy materials, THE BAY MEADOWS BOARD IS IN FAVOR OF ON-SITE STABLING. However, we wish to remind you that regardless of whether Bay Meadows ultimately pursues on-site or contiguous stabling or, alternatively, off-site stabling, the company is not currently in a position to finance all of the necessary improvements and arrangements on its own.

We also want to take this opportunity to remind you of what we said in the section we entitled "NO RECOMMENDATION REGARDING CALIFORNIA JOCKEY CLUB PROXY CONTEST" on page 2 of our Special Meeting Proxy Statement: "NEITHER BAY MEADOWS NOR THE BAY MEADOWS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION WITH REGARD TO THE ELECTION OF DIRECTORS AT THE ANNUAL MEETING OF CALIFORNIA JOCKEY CLUB." (original text in bold). Neither the Special Meeting Proxy Statement, the accompanying proxy card and letter sent by Bay Meadows nor this letter are intended or should be construed as a solicitation relating to the election of directors at the Annual Meeting of California Jockey Club. Rather, as we also stated on page 2 of our Special Meeting Proxy Statement, "the Bay Meadows Board of Directors is presenting the Resolutions to the Bay Meadows stockholders in the interest of seeking direction from the stockholders as to whether alternatives for on-site stabling should be pursued by Bay Meadows." And as stated on page 2 of the Special Meeting Proxy Statement: "The Board of Directors believes that the subject matter of the Resolutions is critical to the future of Bay Meadows and that it is important that the Resolutions be approved by Bay Meadows stockholders, regardless of the make up of the Cal Jockey Board, either now, or after the election." We also believe that having the Special Meeting affords stockholders the opportunity to ask questions about the on-site and off-site alternatives or any other matter relating to Bay Meadows' operations.
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Finally, we want to remind you that your vote at the Special Meeting of
Stockholders of Bay Meadows Operating Company is important to us. If you have already completed the Special Meeting proxy card (white) previously sent to you, we want to thank you. If you have not yet done so, we urge you to complete, sign, date and return the enclosed Special Meeting Proxy Card (white) as soon as possible. If you attend the Special Meeting, you may vote your shares in person, even though you have previously signed and returned your proxy.

Thank you for your consideration of this important issue for Bay Meadows Operating Company.

Very truly yours,

The Board of Directors of
Bay Meadows Operating Company

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